News Release

FIRST FINANCIAL
CORPORATION

One First Financial Plaza, Terre Haute, IN 47807  •  (812) 238-6000

FOR IMMEDIATE RELEASE	For more information contact:
December 16, 2009	Michael A. Carty at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA – The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 45 cents per share payable on January 4, 2010, to shareholders of record at the close of business on December 28, 2009. Today’s declaration brings the total dividend declared for 2009 to 90 cents per share, a 1.1% increase from 2008.

“We have been pleased to reward our shareholders for their support and confidence with increased dividends for 21 consecutive years,” said Donald E. Smith, Chairman.

“In 2009 First Financial Bank marked its 175th year of service,” he said. “Two other notable milestones in 2009 included the acquisition of the First National Bank of Danville in Vermillion County, Illinois and the opening of our new Sycamore Terrace banking center on the east side of Terre Haute. At a time when the nation’s economy continues to struggle, these achievements demonstrate the strength of our company.”

First Financial Corporation is the holding company for First Financial Bank N.A., with 54 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer Inc., a full-service insurance agency.